Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact: Rich Bajenski 281-406-2030
Nov. 5, 2008
Parker Drilling Reports Third Quarter 2008 Results
HOUSTON, Nov. 5, 2008 — Parker Drilling Company (NYSE: PKD), a global drilling contractor and service provider, today reported financial and operating results for the third quarter 2008.
The Company earned $0.16 per diluted share, including $0.04 per diluted share adverse impact from non-routine items, as compared to $0.20 per diluted share for the third quarter of 2007. A record performance from the Company’s rental tools business and the benefit of higher dayrates and utilization in the Company’s international drilling operations were partially offset by the expected softening of the Gulf of Mexico barge rig market and a modest impact from two Gulf of Mexico hurricanes.
“Parker Drilling’s third quarter operating results demonstrate the value of our balanced business mix,” remarked Robert L. Parker Jr., chairman and chief executive officer. “Our core international markets strengthened and the newest Quail Tools locations targeting unconventional resource plays in North America continued to grow. These two segments combined accounted for more than 60 percent of our revenue in the quarter and helped to offset the impact from the Gulf of Mexico barge drilling market’s retreat from its record level of activity in 2007.
“We continue to execute key elements of our strategic growth plan,” Parker continued, “driving growth from Quail Tools’ expanded operations; commencing rig operations under new, long-term contracts in Mexico and Kazakhstan; and winning the Engineering, Procurement, Construction and Installation (EPCI) contract for the BP Liberty ultra-extended reach drilling rig in Alaska and the Front-End Engineering and Design (FEED) contract for the drilling module of the Arkutun-Dagi platform offshore Sakhalin Island in our project management segment.
“With the key elements of our strategy in place, we believe we have created a base for long-term profitable growth for Parker Drilling. As importantly, these should help us minimize the effects of the current downturn. Considering the global economic uncertainties, our strong balance sheet puts us in a solid financial position. Our cash balances, projected cash flow and existing credit facility are sufficient to fund our capital investments for the remainder of 2008 and for all of 2009.
“We remain focused on executing the key elements of our strategic growth plan — achieving profitable growth in international drilling, rental tools and project management services and being the preferred drilling contractor in the Gulf of Mexico barge rig market,” Parker concluded.

Third Quarter Earnings and Financial Review
For the three months ended September 30, 2008, Parker posted net income of $18.6 million, or $0.16 per diluted share, on revenues of $227.5 million, compared to net income of $22.7 million, or $0.20 per diluted share, on revenues of $172.2 million for the third quarter 2007. Net income in the third quarter of 2008 included $3.7 million of non-routine expenses relating to costs associated with the previously disclosed investigation by the Department of Justice regarding the Company’s utilization of the services of a customs agent in certain countries and a non-cash charge to taxes identified and accounted for under Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). Net income in the third quarter of 2007 included net expense of $1.6 million or $0.02 per diluted share relating to $2.4 million of debt extinguishment cost, $1.1 million provision for carrying value and a non-cash credit to tax expense of $0.5 million for potential interest and exchange rate fluctuations relating to FIN 48.
Adjusted EBITDA was $73.7 million for the third quarter 2008 compared to $74.2 million in the third quarter 2007 and up sequentially from $69.7 million in the second quarter. (Adjusted EBITDA is a non-GAAP financial measure defined below). Higher dayrates and utilization resulted in a 32 percent EBITDA improvement for Parker’s international operations over the third quarter 2007. Rental Tools achieved record EBITDA of $27.8 million, which topped the record set in the fourth quarter of 2007. EBITDA for the U.S. drilling segment was $22.9 million, compared to $33.7 million in the third quarter of 2007. For the first nine months of 2008, total EBITDA was $204.4 million, a 6 percent increase over the $192.1 million for the first nine months of 2007.
For the first nine months of 2008, Parker reported record revenues of $617.5 million and net income of $65.0 million or $0.58 per diluted share compared to revenues of $473.7 million and net income of $69.5 million or $0.63 per diluted share for the first nine months of 2007. Included in 2008 results is a net $0.4 million expense from non-routine items. Included in 2007 results are an after—tax gain of $0.07 per diluted share from the sale of two workover barge rigs in January 2007 and non-cash FIN 48 charges of $0.05 per diluted share.
The details of the non-routine items for the 2008 first, second and third quarters and year-to-date, 2006 and 2007 are available on Parker’s website and can be viewed or downloaded by going to “Investor Relations” and then to “Reconciliation of Non-Routine Items”.
Capital expenditures for the nine months ended September 30, 2008 totaled $157.3 million. Total debt was $413.2 million, and total debt to capitalization was 40 percent. The Company’s cash and cash equivalents totaled $75.3 million at September 30, 2008.
Average utilization for the Gulf of Mexico barge rigs for the third quarter 2008 was 79 percent, compared to the 83 percent reported for the third quarter 2007 and the 91 percent reported for the second quarter 2008. Current barge rig utilization is 67 percent. The Company’s deep drilling barge dayrates in the Gulf of Mexico averaged $44,300 per day during the third quarter 2008, compared to $47,900 per day in the third quarter 2007 and $43,300 per day in the second quarter 2008. (Average dayrates for each classification of barge by quarter are available on Parker’s website and can be viewed or downloaded by going to “Investor Relations” and then to “Dayrates — GOM.”)
With three rigs mobilizing under contracts secured in the second quarter, including the addition of newbuild rig 269 in Kazakhstan, average utilization of international land rigs for the third quarter 2008 increased to 82 percent, up from the 75 percent reported for the second quarter 2008 and the third quarter 2007.
Operations Highlights
•	Rig 121 mobilized for a four-year contract in northern Mexico and spud in September, bringing the total number of contracted Parker rigs in Mexico to eight.
•	Rig 269, the first of Parker’s newbuild high-efficiency class land rigs, mobilized to Kazakhstan and spud in August, joining land rig 247. Parker now has eight contracted rigs in Kazakhstan.
•	As discussed above, the Company announced two new contracts in its project management business. In July, Parker announced a new EPCI contract for the land-based BP Liberty rig, designed to drill ultra extended-reach wells to offshore targets in the Liberty field of the Alaskan Beaufort Sea, and in August, the company announced a new FEED contract to design the drilling package for the Sakhalin-1 Arkutun-Dagi offshore platform.
Parker Drilling has scheduled a conference call at 10 a.m. CST (11 a.m. EST) on Wednesday, Nov. 5, 2008 to discuss third quarter 2008 results. Those interested in listening to the call by telephone may do so by dialing (303) 262-2053. Alternatively, the call can be accessed live through the Investor Relations section of the Company’s Web site at http://www.parkerdrilling.com. A replay of the call can be accessed on the Company’s Web site for 12 months, or by telephone from Nov. 5 through Nov. 12 by dialing (800) 405-2236 and using the access code 11120913#.
This release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of the Securities Acts. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including earnings per share guidance, the outlook for rig utilization and dayrates, general industry conditions including demand for drilling and customer spending and the factors affecting demand, competitive advantages including cost effective integrated solutions and technological innovation, future technological innovation, future operating results of the Company’s rigs and rental tool operations, capital expenditures, expansion and growth opportunities, asset sales, successful negotiation and execution of contracts, strengthening of financial position, increase in market share and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this release are based on reasonable assumptions, actual results may differ materially from those expressed or implied in the forward-looking statements due to certain risk factors, including the ongoing credit crisis which has created volatility in oil and natural gas prices and could result in reduced demand for drilling services. For a detailed discussion of risk factors that could cause actual results to differ materially from the Company’s expectations, please refer to the Company’s reports filed with the SEC, and in particular, the report on Form 10-K for the year ended December 31, 2007 and the risk factors in our Form 10-Q for the period ended June 30, 2008. Each forward-looking statement speaks only as of the date of this release, and the Company undertakes no obligation to publicly update or revise any forward- looking statement.

PARKER DRILLING COMPANY AND SUBSIDIARIES
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Dollars in Thousands)
REVENUES:
U.S. Drilling	$44,743	$56,918	$139,999	$174,375
International Drilling	92,226	58,857	238,885	143,834
Project Management and Engineering Services	24,089	20,922	72,219	58,633
Construction Contract	20,421	—	40,501	—
Rental Tools	45,975	35,500	125,858	96,905

TOTAL REVENUES	227,454	172,197	617,462	473,747

OPERATING EXPENSES:
U.S. Drilling	21,850	23,208	65,502	74,101
International Drilling	63,682	37,288	172,915	101,853
Project Management and Engineering Services	21,451	16,685	61,819	49,004
Construction Contract	19,323	—	38,373	—
Rental Tools	18,166	14,579	50,014	38,263
Depreciation and Amortization	30,663	23,043	84,995	60,744

TOTAL OPERATING EXPENSES	175,135	114,803	473,618	323,965

TOTAL OPERATING GROSS MARGIN	52,319	57,394	143,844	149,782

General and Administrative Expense	(9,271)	(6,246)	(24,420)	(18,380)
Provision for Reduction in Carrying Value of Certain Assets	—	(1,091)	—	(1,091)
Gain on Disposition of Assets, Net	799	543	2,014	17,216

TOTAL OPERATING INCOME	43,847	50,600	121,438	147,527

OTHER INCOME AND (EXPENSE):
Interest Expense	(5,820)	(7,576)	(17,386)	(19,891)
Change in Fair Value of Derivative Positions	—	(262)	—	(671)
Interest Income	383	2,080	1,121	5,576
Loss on Extinguishment of Debt	—	(2,396)	—	(2,396)
Equity in Loss of Unconsolidated Joint Venture and Related Charges, Net of Taxes	—	(1,123)	(1,105)	(1,123)
Minority Interest	—	—	—	(1,000)
Other Income	299	510	503	587

TOTAL OTHER INCOME AND (EXPENSE)	(5,138)	(8,767)	(16,867)	(18,918)

INCOME BEFORE INCOME TAXES	38,709	41,833	104,571	128,609

INCOME TAX EXPENSE:
Current Tax Expense	14,179	14,598	13,024	43,223
Deferred Tax Expense	5,979	4,582	26,512	15,879

TOTAL INCOME TAX EXPENSE	20,158	19,180	39,536	59,102

NET INCOME	$18,551	$22,653	$65,035	$69,507

EARNINGS PER SHARE — BASIC
Net Income	$0.17	$0.21	$0.58	$0.64

EARNINGS PER SHARE — DILUTED
Net Income	$0.16	$0.20	$0.58	$0.63

NUMBER OF COMMON SHARES USED IN COMPUTING EARNINGS PER SHARE
Basic	111,756,322	110,270,207	111,243,745	109,269,867
Diluted	112,647,450	111,278,430	112,324,566	110,522,914

PARKER DRILLING COMPANY AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(Dollars in Thousands)

	September 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$75,277	$60,124
Accounts and Notes Receivable, Net	217,104	166,706
Rig Materials and Supplies	29,914	24,264
Deferred Costs	8,528	7,795
Deferred Income Taxes	9,424	9,423
Other Current Assets	40,871	54,871

TOTAL CURRENT ASSETS	381,118	323,183

PROPERTY, PLANT AND EQUIPMENT, NET	653,119	585,888

OTHER ASSETS
Goodwill	100,315	100,315
Deferred Income Taxes	11,838	40,121
Other Assets	31,753	27,480

TOTAL OTHER ASSETS	143,906	167,916

TOTAL ASSETS	$1,178,143	$1,076,987

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current Portion of Long-Term Debt	$3,000	$20,000
Accounts Payable and Accrued Liabilities	127,762	104,180

TOTAL CURRENT LIABILITIES	130,762	124,180

LONG-TERM DEBT	410,235	353,721

LONG-TERM DEFERRED TAX LIABILITY	8,506	8,044

OTHER LONG-TERM LIABILITIES	20,820	56,318

STOCKHOLDERS’ EQUITY	607,820	534,724

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,178,143	$1,076,987

Current Ratio	2.91	2.60

Total Long-Term Debt as a Percent of Capitalization	40%	41%

Book Value Per Common Share	$5.36	$4.78

PARKER DRILLING COMPANY AND SUBSIDIARIES
Selected Financial Data
(Unaudited)

	Three Months Ended
	September 30,		June 30,
	2008	2007	2008
	(Dollars in Thousands)
REVENUES:
U.S. Offshore Drilling	$44,743	$55,416	$49,368
U.S. Land Drilling	—	1,502	—
International Land Drilling	74,940	48,836	64,255
International Offshore Drilling	17,286	10,021	13,664
Project Management and Engineering Services	24,089	20,922	28,951
Construction Contract	20,421	—	20,080
Rental Tools	45,975	35,500	40,412

Total Revenues	227,454	172,197	216,730

OPERATING EXPENSES:
U.S. Offshore Drilling	21,850	22,103	22,130
U.S. Land Drilling	—	1,105	—
International Land Drilling	57,564	30,636	50,659
International Offshore Drilling	6,118	6,652	5,953
Project Management and Engineering Services	21,451	16,685	24,707
Construction Contract	19,323	—	19,050
Rental Tools	18,166	14,579	16,030

Total Operating Expenses	144,472	91,760	138,529

OPERATING GROSS MARGIN:
U.S. Offshore Drilling	22,893	33,313	27,238
U.S. Land Drilling	—	397	—
International Land Drilling	17,376	18,200	13,596
International Offshore Drilling	11,168	3,369	7,711
Project Management and Engineering Services	2,638	4,237	4,244
Construction Contract	1,098	—	1,030
Rental Tools	27,809	20,921	24,382
Depreciation and Amortization	(30,663)	(23,043)	(28,166)

Total Operating Gross Margin	52,319	57,394	50,035

General and Administrative Expense	(9,271)	(6,246)	(8,481)
Provision for Reduction in Carrying Value of Certain Assets	—	(1,091)	—
Gain on Disposition of Assets, Net	799	543	636

TOTAL OPERATING INCOME	$43,847	$50,600	$42,190

Marketable Rig Count Summary
As of September 30, 2008

Total
U.S. Gulf of Mexico Barge Rigs
Workover	2
Intermediate	3
Deep	10

Total U.S. Gulf of Mexico Barge Rigs	15

International Land Rigs
Asia Pacific	8
Africa — Middle East	2
Latin America	9
CIS	9

Total International Land Rigs	28

International Barge Rigs
Mexico	1
Caspian Sea	1

Total International Barge Rigs	2

Total Marketable Rigs	45

Adjusted EBITDA
(Unaudited)
(Dollars in Thousands)

	Three Months Ending

	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006

Net Income from Continuing Operations	$18,551	$22,596	$23,888	$34,571	$22,653	$16,860	$29,994	$37,168	$18,639
Adjustments:
Income Tax (Benefit) Expense	20,158	14,232	5,146	(21,379)	19,180	15,813	24,109	(5,954)	13,173
Total Other Income and Expense	5,138	5,362	6,367	30,264	8,767	4,231	5,920	3,554	8,741
Loss/(Gain) on Disposition of Assets, Net	(799)	(636)	(579)	784	(543)	(269)	(16,404)	(672)	(4,328)
Depreciation and Amortization	30,663	28,166	26,166	25,059	23,043	19,642	18,059	17,605	16,993
Provision for Reduction in Carrying Value of Certain Assets	—	—	—	371	1,091	—	—	—	—

Adjusted EBITDA	$73,711	$69,720	$60,988	$69,670	$74,191	$56,277	$61,678	$51,701	$53,218